Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-48983 on Form S-3 of our report on the financial statements dated February 27, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph for the change in accounting method in 2004 for long-duration contracts to conform to Statement of Position 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long Duration Contracts and for Separate Accounts”) relating to the financial statements and financial statement schedules of ML Life Insurance Company of New York for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 28, 2006